Exhibit 99.1

Curtiss-Wright Reports First Quarter 2020 Financial Results

Solid Q1 Earnings Performance Driven by Defense Market Sales Growth

Proactive Actions Taken to Protect Employees and Business Continuity in Response to COVID-19

Maintains Strong Balance Sheet with Ample Liquidity

Suspends 2020 Guidance

DAVIDSON, N.C.--(BUSINESS WIRE)--May 6, 2020--Curtiss-Wright Corporation (NYSE: CW) reports financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights:

  Reported diluted earnings per share (EPS) of $1.21, with Adjusted diluted EPS of $1.34 (defined below), down 6% and up 3%, respectively, compared to the prior year;
  Net sales of $601 million, up 4%;
  Reported operating income of $72 million, up 1%, with Reported operating margin of 12.0%, down 50 basis points;
  Adjusted operating income of $80 million, up 10%, with Adjusted operating margin of 13.3%, up 80 basis points;
  Share repurchases of approximately 1.1 million shares or $112 million, including $100 million conducted opportunistically at an average share price below $100 per share; and
  Company maintains a strong balance sheet with Adjusted Net Debt-to-EBITDA of 1.4x, providing ample liquidity.

“We delivered solid Adjusted diluted EPS of $1.34 in the first quarter, exceeding our expectations, due to strong sales growth in our defense markets, which we expect to remain resilient,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “However, the challenges posed by the COVID-19 pandemic have caused volatility and disruption across our operations and the global economy, with a heightened impact in our most economically-sensitive, industrial end markets. As we moved through the quarter, several of our operations were impacted due primarily to customer driven delays and government-mandated shutdowns.”

“Curtiss-Wright is a well-positioned, agile business with significant financial flexibility. Our continued focus on free cash flow generation and maintaining a strong balance sheet provides us with ample liquidity to continue to execute our balanced capital allocation strategy and will help mitigate the impact of reduced sales and profitability that we expect in the quarters ahead.”

COVID-19 Impact and Response:

“On behalf of Curtiss-Wright Corporation, our deepest sympathies go out to all who have been affected by the outbreak of COVID-19,” continued Mr. Adams. “Since this crisis began, our team has taken the necessary actions to protect the health and safety of our employees and continuity of our operations.”

In response to COVID-19, the Company has taken the following actions:

  Implemented several health and safety best-practices in alignment with Centers for Disease Control (CDC) guidelines and local government requirements, including limiting employee travel, practicing social distancing and working from home (where appropriate) across our offices and manufacturing facilities globally;
  Utilizing our recession planning scenarios developed in 2019, we are conducting stress testing of all of our segments, to determine and plan for potential sales and profitability risks; and
  Implementing various cost containment and mitigation plans, that began in the first quarter, including workforce reductions, employee furloughs, reduced discretionary spending and measures to preserve profitability and Free Cash Flow.

Full-Year 2020 Guidance Update:

Due to the ongoing uncertainty of the COVID-19 situation and its potential impact on the Company’s operations and financial results, Curtiss-Wright’s previously communicated guidance for full-year 2020 has been suspended.

Mr. Adams concluded, “We are confident that the decisions we are making today will position Curtiss-Wright to weather the challenging environment before us and enable us to emerge an even stronger company when the pandemic subsides. Consistent with how we have always run the business, we are approaching these uncertain times proactively and remain focused on executing on our long-term strategy to deliver significant value for our shareholders.”

Balance Sheet and Liquidity Highlights as of March 31, 2020:

  Curtiss-Wright maintains a flexible and conservative capital structure, including significant dry powder for acquisitions and other corporate needs;
  Cash balance of $158 million;
  Adjusted Net Debt of $739 million, with the next maturity of $100 million due in 2021;
  $500 million Revolver with current capacity of $324 million, $200 million accordion feature available, maturing in 2023;
  Borrowing capacity of $1.5 billion before reaching debt covenants;
  Adjusted Net Debt-to-Net Capitalization of 30.7%; and
  Comfortable Leverage ratios:
    Adjusted Debt-to-EBITDA: 1.7x
    Adjusted Net Debt-to-EBITDA: 1.4x
    Interest coverage: 16.9x.

First Quarter 2020 Operating Results

(In millions)	1Q-2020	1Q-2019	Change
Sales	$601.2	$578.3	4%
Reported operating income	$72.4	$72.0	1%
Adjustments (1)	7.6	0.5
Adjusted operating income (1)	$80.0	$72.5	10%
Adjusted operating margin (1)	13.3%	12.5%	80 bps
(1)

Adjusted results exclude one-time inventory step-up, backlog amortization and transaction costs for current and prior year acquisitions, one-time transition and IT security costs associated with the relocation of our DRG business in the current year and restructuring costs.

  Sales of $601 million, up $23 million, or 4%, compared to the prior year (1% organic, 3% acquisitions);
  From an end market perspective, total sales to the defense markets increased 26% (20% organic), led by strong growth in aerospace and naval defense, while total sales to the commercial markets decreased 11%, principally due to reduced demand in power generation and general industrial. Please refer to the accompanying tables for an overall breakdown of sales by end market;
  Adjusted operating income of $80 million, up 10%, principally reflects higher profitability on strong defense revenues in the Defense segment, partially offset by lower power generation revenues in the Power segment and higher non-segment foreign currency transactional losses; and
  Adjusted operating margin of 13.3%, up 80 basis points, primarily reflects higher revenues and favorable absorption in the Defense segment, and increased profitability in the Commercial/Industrial segment, despite lower revenues, due to the benefits of our cost containment actions.

Net Earnings and Diluted EPS

(In millions, except EPS)	1Q-2020	1Q-2019	Change
Reported net earnings	$51.8	$55.6	(7%)
Adjustments, net of tax (1)	5.5	0.4
Adjusted net earnings (1)	$57.3	$56.0	2%
Reported diluted EPS	$1.21	$1.29	(6%)
Adjustments, net of tax (1)	0.13	0.01
Adjusted diluted EPS (1)	$1.34	$1.30	3%
(1)

Adjusted results exclude one-time inventory step-up, backlog amortization and transaction costs for current and prior year acquisitions, one-time transition and IT security costs associated with the relocation of our DRG business in the current year and restructuring costs.

  Reported net earnings of $52 million, down $4 million, or 7% from the prior year, principally reflecting higher corporate expenses and a higher effective tax rate, partially offset by higher segment operating income;
  Reported diluted EPS of $1.21, down 6% from the prior year, principally reflecting lower net earnings, partially offset by a lower share count;
  Adjusted net earnings of $57 million, up 2%;
  Adjusted diluted EPS of $1.34, up 3%; and
  Effective tax rate (ETR) of 26.6%, an increase from 20.9% in the prior year quarter, primarily due to a change in valuation allowances.

Free Cash Flow

(In millions)	1Q-2020	1Q-2019	Change
Net cash used for operating activities	$(192.6)	$(51.9)	(271%)
Capital expenditures	(18.6)	(17.0)	(9%)
Reported free cash flow	$(211.2)	$(68.9)	(207%)
Pension contribution (1)	$150.0	-
Adjustment to capital expenditures (DRG facility investment) (1)	7.7	5.1	51%
Restructuring (1)	0.7	-
Adjusted free cash flow (1)	$(52.9)	$(63.8)	17%
(1)

Adjusted free cash flow excludes a $150 million voluntary contribution made in January 2020 to the Company’s corporate defined benefit pension plan, a capital investment related to the new, state-of-the-art naval facility principally for DRG which impacted both periods, and the cash impact from restructuring in the current period.

  Reported free cash flow was ($211) million, a decrease of $142 million compared to the prior year, principally due to a $150 million voluntary contribution to the Company’s corporate defined benefit pension plan, as well as the timing of advanced payments received in the fourth quarter of 2019 which were expected in 2020;
  Capital expenditures increased by $2 million to $19 million compared to the prior year, primarily due to higher capital investments within the Power segment, principally related to the new, state-of-the-art naval facility for the DRG business; and
  Adjusted free cash flow, which excludes the pension contribution and restructuring in the current period, as well as the DRG facility investment in the current and prior periods, improved by $11 million, or 17%, to ($53 million).

New Orders and Backlog

  During the first quarter, new orders of $570 million decreased 24% compared to the prior year, principally due to the timing of strong naval defense orders in the prior year period.
  Backlog of $2.1 billion decreased 2% from December 31, 2019.

Share Repurchase and Dividends

  During the first quarter, the Company repurchased 1.1 million shares of its common stock for approximately $112 million, which included a $100 million opportunistic share repurchase program in March.
  The Company also declared a quarterly dividend of $0.17 a share, unchanged from the previous quarter.

First Quarter 2020 Segment Performance

Commercial/Industrial

(In millions)	1Q-2020	1Q-2019	Change
Sales	$264.4	$269.9	(2%)
Reported operating income	$35.0	$35.2	(1%)
Adjustments (1)	1.0	-
Adjusted operating income (1)	$36.0	$35.2	2%
Adjusted operating margin (1)	13.6%	13.0%	60 bps
(1)	Adjusted results exclude restructuring costs and one-time backlog amortization and transaction costs for current year acquisition.

  Sales of $264 million, down $5 million, or 2%, compared to the prior year;
  Strong sales growth in the aerospace and naval defense markets principally reflects higher sales of actuation systems on the F-35 program and both the CVN-80 and CVN-81 aircraft carrier programs, respectively;
  Commercial aerospace market sales increased primarily due to higher sales of actuation equipment;
  Lower general industrial market sales principally reflect reduced demand for industrial vehicle products and surface treatment services;
  Reported operating income was $35 million, with Reported operating margin of 13.2%; and
  Adjusted operating income was $36 million, up 2% from the prior year, while Adjusted operating margin increased 60 basis points to 13.6%, principally reflecting favorable mix for actuation products and the benefits of our cost containment initiatives.

Defense

(In millions)	1Q-2020	1Q-2019	Change
Sales	$166.1	$133.8	24%
Reported operating income	$28.7	$20.7	38%
Adjustments (1)	2.9	0.5
Adjusted operating income (1)	$31.6	$21.2	49%
Adjusted operating margin (1)	19.0%	15.8%	320 bps
(1)	Adjusted results exclude restructuring costs in current period, and one-time backlog amortization and transaction costs for current and prior year acquisitions.

  Sales of $166 million, up $32 million, or 24%, compared to the prior year (13% organic, 11% acquisition);
  Higher aerospace defense market revenues principally reflect increased sales of embedded computing equipment on unmanned aerial vehicles (UAVs), helicopter platforms and various Intelligence, Surveillance and Reconnaissance (ISR) programs;
  Naval defense market revenue growth was primarily due to higher sales of embedded computing equipment and valves on the Virginia class submarine and CVN-80 aircraft carrier programs, as well as the contribution from the 901D acquisition;
  Lower commercial aerospace market revenues principally reflect lower sales of flight test instrumentation equipment;
  Reported operating income was $29 million, with Reported operating margin of 17.3%; and
  Adjusted operating income was $32 million, up 49% from the prior year, while Adjusted operating margin increased 320 basis points to 19.0%, primarily reflecting favorable overhead absorption on higher defense revenues and a gain on sale of a product line, partially offset by higher research and development expenses.

Power

(In millions)	1Q-2020	1Q-2019	Change
Sales	$170.8	$174.7	(2%)
Reported operating income	$20.6	$25.4	(19%)
Adjustments (1)	3.8	-
Adjusted operating income (1)	$24.4	$25.4	(4%)
Adjusted operating margin (1)	14.3%	14.5%	(20 bps)
(1)	Adjusted results exclude restructuring costs and one-time transition and IT security costs associated with the relocation of our DRG business.

  Sales of $171 million, down $4 million, or 2%, compared to the prior year;
  Higher naval defense market sales primarily reflect higher CVN-80 and CVN-81 aircraft carrier program revenues;
  Reduced power generation market sales reflect lower international aftermarket revenues and the timing of production on the China Direct AP1000 program, while domestic aftermarket sales were flat; and
  Reported operating income was $21 million, with Reported operating margin of 12.1%; and
  Adjusted operating income was $24 million, down 4%, while Adjusted operating margin decreased 20 basis points to 14.3%, primarily reflecting unfavorable overhead absorption on lower power generation revenues.

**********

Conference Call & Webcast Information

The Company will host a conference call to discuss its first quarter financial results and business outlook at 10:00 a.m. ET on Thursday, May 7, 2020. A live webcast of the call and the accompanying financial presentation, as well as a replay of the call, will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2020	2019	$	%

Product sales	$497,929	$471,599	$26,330	6%
Service sales	103,302	106,715	(3,413)	(3%)
Total net sales	601,231	578,314	22,917	4%

Cost of product sales	330,813	311,956	18,857	6%
Cost of service sales	69,839	69,485	354	1%
Total cost of sales	400,652	381,441	19,211	5%

Gross profit	200,579	196,873	3,706	2%

Research and development expenses	18,307	17,241	1,066	6%
Selling expenses	31,588	31,477	111	0%
General and administrative expenses	76,658	76,110	548	1%
Restructuring expenses	1,580	—	1,580	NM

Operating income	72,446	72,045	401	1%

Interest expense	7,489	7,272	217	3%
Other income, net	5,532	5,478	54	1%

Earnings before income taxes	70,489	70,251	238	0%
Provision for income taxes	(18,728)	(14,658)	(4,070)	28%
Net earnings	$51,761	$55,593	$(3,832)	(7%)

Net earnings per share:
Basic earnings per share	$1.22	$1.30
Diluted earnings per share	$1.21	$1.29

Dividends per share	$0.17	$0.15

Weighted average shares outstanding:
Basic	42,456	42,799
Diluted	42,770	43,058

NM - not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	March 31,	December 31,	Change
	2020	2019	%
Assets
Current assets:
Cash and cash equivalents	$157,757	$391,033	(60%)
Receivables, net	630,626	632,194	0%
Inventories, net	449,254	424,835	6%
Other current assets	45,298	81,729	(45%)
Total current assets	1,282,935	1,529,791	(16%)
Property, plant, and equipment, net	384,175	385,593	0%
Goodwill	1,175,685	1,166,680	1%
Other intangible assets, net	487,097	479,907	1%
Operating lease right-of-use assets, net	161,429	165,490	(2%)
Prepaid pension asset	117,253	—	NM
Other assets	22,820	36,800	(38%)
Total assets	$3,631,394	$3,764,261	(4%)

Liabilities
Current liabilities:
Current portion of long-term and short-term debt	$427	$—	NM
Accounts payable	171,200	222,000	(23%)
Accrued expenses	112,532	164,744	(32%)
Income taxes payable	3,918	7,670	(49%)
Deferred revenue	251,512	276,115	(9%)
Other current liabilities	89,468	74,202	21%
Total current liabilities	629,057	744,731	(16%)
Long-term debt	906,220	760,639	19%
Deferred tax liabilities, net	88,792	80,159	11%
Accrued pension and other postretirement benefit costs	89,600	138,635	(35%)
Long-term operating lease liability	140,519	145,124	(3%)
Long-term portion of environmental reserves	14,854	15,026	(1%)
Other liabilities	92,515	105,575	(12%)
Total liabilities	1,961,557	1,989,889	(1%)

Stockholders' equity
Common stock, $1 par value	49,187	49,187	0%
Additional paid in capital	114,911	116,070	(1%)
Retained earnings	2,541,777	2,497,111	2%
Accumulated other comprehensive loss	(370,868)	(325,274)	(14%)
Less: cost of treasury stock	(665,170)	(562,722)	(18%)
Total stockholders' equity	1,669,837	1,774,372	(6%)

Total liabilities and stockholders' equity	$3,631,394	$3,764,261	(4%)

NM - not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)(1)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2020	2019	%
Sales:
Commercial/Industrial	$264,368	$269,858	(2%)
Defense	166,111	133,783	24%
Power	170,752	174,673	(2%)

Total sales	$601,231	$578,314	4%

Operating income (expense):
Commercial/Industrial	$34,987	$35,205	(1%)
Defense	28,704	20,732	38%
Power	20,622	25,381	(19%)

Total segments	$84,313	$81,318	4%
Corporate and other	(11,867)	(9,273)	(28%)

Total operating income	$72,446	$72,045	1%

Operating margins:
Commercial/Industrial	13.2%	13.0%	20 bps
Defense	17.3%	15.5%	180 bps
Power	12.1%	14.5%	(240 bps)
Total Curtiss-Wright	12.0%	12.5%	(50 bps)

Segment margins	14.0%	14.1%	(10 bps)

(1) Amounts reported under realigned segment reporting structure.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2020	2019	%
Defense markets:
Aerospace	$101,828	$78,787	29%
Ground	22,657	20,758	9%
Naval	165,693	131,088	26%
Total Defense	$290,178	$230,633	26%

Commercial markets:
Aerospace	$100,680	$103,221	(2%)
Power Generation	84,348	96,480	(13%)
General Industrial	126,025	147,980	(15%)
Total Commercial	$311,053	$347,681	(11%)

Total Curtiss-Wright	$601,231	$578,314	4%

Use of Non-GAAP Financial Information (Unaudited)

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The Company’s presentation of its financials and guidance includes an Adjusted (non-GAAP) view that excludes first year purchase accounting costs associated with its acquisitions, as well as one-time transition and IT security costs, and capital investments, specifically associated with the relocation of the DRG business in the Power segment. Transition costs include relocation of employees and equipment as well as overlapping facility and labor costs associated with the relocation. The Company is also excluding significant restructuring costs in 2020 associated with its operations. We believe this Adjusted view will provide improved transparency to the investment community in order to better measure Curtiss-Wright’s ongoing operating and financial performance and better comparisons of our key financial metrics to our peers. Reconciliations of “Reported” GAAP amounts to “Adjusted” non-GAAP amounts are furnished within this release.

The following definitions are provided:

Adjusted Operating Income, Operating Margin, Net Earnings and Diluted EPS

These Adjusted financials are defined as Reported Operating Income, Operating Margin, Net Earnings and Diluted EPS under GAAP excluding: (i) the impact of first year purchase accounting costs associated with acquisitions for current and prior year periods, specifically one-time inventory step-up, backlog amortization and transaction costs; (ii) one-time transition and IT security costs associated with the relocation of a business in the current year period; and (iii) significant restructuring costs in 2020 associated with its operations.

Organic Sales and Organic Operating Income

The Corporation discloses organic sales and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic sales and organic operating income are defined as sales and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	March 31,
	2020 vs. 2019
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(2%)	(1%)	13%	38%	(2%)	(19%)	1%	1%
Acquisitions	1%	0%	11%	0%	0%	0%	3%	0%
Foreign Currency	(1%)	0%	0%	0%	0%	0%	0%	0%
Total	(2%)	(1%)	24%	38%	(2%)	(19%)	4%	1%

Free Cash Flow and Free Cash Flow Conversion

The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. Adjusted free cash flow excludes: (i) a capital investment in the Power segment related to the new, state-of-the-art naval facility principally for DRG; (ii) voluntary contributions to the Company’s corporate defined benefit pension plan made in the first quarters of 2018 and 2020; and (iii) the cash impact from restructuring in 2020. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations. Adjusted free cash flow conversion is defined as Adjusted free cash flow divided by Adjusted net earnings.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
	2020	2019

Net cash provided by operating activities	$(192,576)	$(51,858)
Capital expenditures	(18,637)	(17,034)
Free cash flow	$(211,213)	$(68,892)
Voluntary pension contribution	150,000	—
Adjustment to capital expenditures (DRG facility investment)	7,677	5,123
Restructuring	665	—
Adjusted free cash flow	$(52,871)	$(63,769)
Adjusted free cash flow conversion	(92%)	(115%)

Adjusted Debt and Adjusted Net Debt

The Corporation discloses Adjusted Debt and Adjusted Net Debt as it believes that these measures provide useful information regarding contractual amounts of borrowed capital to be repaid, net of cash available to repay such obligations. Adjusted Debt is defined as consolidated short-term and long-term debt (reported in accordance with GAAP), adjusted to exclude unamortized interest rate swap proceeds and debt issuance costs. Adjusted Net Debt is defined as Adjusted Debt less cash and cash equivalents.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
Adjusted Debt and Adjusted Net Debt
(Unaudited, in thousands)

As of
March 31, 2020

Current portion of long-term and short-term debt	$427
Long-term debt	906,220
Total debt	$906,647
Less: Unamortized interest rate swap proceeds	10,784
Less: debt issuance costs, net	(564)
Adjusted Debt	$896,427
Less: Cash and cash equivalents	157,757
Adjusted Net Debt	$738,670

EBITDA

The Corporation discloses EBITDA as it believes that this measure is useful in evaluating the Corporation’s operating performance. EBITDA is defined as net earnings before interest, income taxes, depreciation, and amortization for the trailing twelve month period ended March 31, 2020.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
EBITDA
(Unaudited, in thousands)

For the trailing 12 months ended 3/31/2020
Net Earnings	$303,750
Add back: Interest	31,565
Add back: Income Taxes	92,949
Add back: Depreciation and Amortization	104,761
EBITDA	$533,025

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
(Unaudited, in thousands, except ratios)

Adjusted Net Debt-to-Net Capitalization	As of March 31, 2020
Adjusted Net Debt	$738,670
Total Stockholders' equity	1,669,837
Net Capitalization	2,408,507
30.7%

Adjusted Debt-to-EBITDA	As of March 31, 2020
Adjusted Debt	$896,427
EBITDA	533,025
1.7

Adjusted Net Debt-to-EBITDA	As of March 31, 2020
Adjusted Net Debt	$738,670
EBITDA	533,025
1.4

Interest Coverage Ratio	As of March 31, 2020
EBITDA	$533,025
Interest Expense	31,565
16.9

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 9,100 people worldwide. For more information, visit www.curtisswright.com.

###

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, future cash flow from operations, and potential impacts of the COVID-19 pandemic are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act") and the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; the impact of a global pandemic or national epidemic, and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

Contacts

Jim Ryan
(704) 869-4621
Jim.Ryan@curtisswright.com